Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 16, 2005, except for Note 10, as to which the date is October 3, 2005, in the Registration Statement (Form S-1) and related Prospectus of Visicu, Inc. dated November 29, 2005.
/s/ Ernst & Young LLP
Baltimore, Maryland
November 28, 2005